Exhibit 99.1

Oncor Announces Agreement in PUC Merger Proceeding

DALLAS – October 5, 2007– Oncor Electric Delivery Company (Oncor), a subsidiary of TXU Corp. (NYSE: TXU), announced today that along with Texas Energy Future Holdings Limited Partnership (TEF) it has an agreement in principle with major interested parties to resolve all outstanding issues in the Public Utility Commission of Texas (PUC) review related to the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp, a wholly-owned subsidiary of TEF (the “Merger”).  TEF was formed by a group of investors led by Kohlberg Kravis Roberts & Co. (KKR) and Texas Pacific Group (TPG) to facilitate the merger.  The agreement, which is expected to be filed with the PUC today, also includes provisions under which the PUC would dismiss Oncor’s pending rate case.  The agreement is subject to approval by the PUC.

In addition to commitments Oncor made in its filings in the PUC review, the stipulated agreement includes the following provisions, among others.

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Oncor will agree to a one-time credit of $72 million, which is intended for all retail customers in its service territory, subject to PUC dismissal of Oncor’s currently pending rate case, which will be requested by the parties to the settlement agreement.  It is the intent of the parties to the agreement that the benefits of the credit flow directly to consumers, rather than to retail electric providers.  Consistent with its existing agreement with the cities it serves, Oncor will file a system-wide rate case no later than July 1, 2008 based on a test-year ended December 31, 2007.

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Oncor will incur a one-time $35 million write-off in 2007 or 2008 to its storm reserve and a one-time write-off in 2007 or 2008 to the 2002 restructuring expenses held as regulatory assets (approximately $21 million).

•	Oncor will make annual reports to the PUC regarding compliance with its commitments.

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TEF and Oncor will limit the dividends paid by Oncor through December 31, 2012, to an amount not to exceed Oncor’s net income (determined in accordance with GAAP), subject to certain defined adjustments.

•	Oncor will commit to minimum capital spending of $3.6 billion over the five-year period ending December 31, 2012, subject to certain defined conditions.

•	Oncor will agree to certain system reliability, street light maintenance and customer service standards.

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Oncor, a subsidiary of TXU Corp., is an electric distribution and transmission business that provides power to more than 3 million homes and businesses and operates more than 115,000 miles of transmission and distribution lines in Texas. Information about Oncor can be obtained by going directly to www.oncor.com.

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Oncor Communications:	Investor Relations:
Chris Schein 214.812.5338 214.534.0087 (cell)	Tim Hogan 214.812.4641	Bill Huber 214.812.2480